                         SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No. 4)

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
Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /        Preliminary Proxy Statement               / /        Confidential, for Use of the Commission
/ /        Definitive Proxy Statement                           Only (as permitted by Rule 14a-b(e)(2))
/X/        Definitive Additional Materials
/ /        Soliciting Material Pursuant to Section240.14a-11(c) or Section240.14a-12
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                       INTERNATIONAL JENSEN INCORPORATED
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                       MARC T. TANENBERG, VICE PRESIDENT
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

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
/ /        $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2).
/ /        $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/X/        Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

           (1)        Title of each class of securities to which transaction applies:
                      Common Stock, par value $.01 per share
                      ---------------------------------------------------------------------------------

           (2)        Aggregate number of securities to which transaction applies:
                      5,738,132
                      ---------------------------------------------------------------------------------

           (3)        Per unit price or other underlying value of transaction computed pursuant to
                      Exchange Act Rule 0-11:
                      $11.00 for 2,138,778 shares plus $8.90 for 3,599,354 shares
                      ---------------------------------------------------------------------------------

           (4)        Proposed maximum aggregate value of transaction:
                      $55,560,809
                      ---------------------------------------------------------------------------------

           (5)        Total fee paid:
                      $11,113
                      ---------------------------------------------------------------------------------
/X/        Fee paid previously with preliminary materials.
/ /        Check  box if any part of  the fee is offset as provided  by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting  fee was paid previously. Identify the  previous filing by registration statement number, or the Form or Schedule and the date of its filing.
           (1)        Amount Previously Paid:
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           (2)        Form, Schedule or Registration Statement No.:
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           (3)        Filing Party:
                      ---------------------------------------------------------------------------------
           (4)        Date Filed:
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                     INTERNATIONAL JENSEN SPECIAL COMMITTEE
            REJECTS EMERSON RADIO PROPOSAL TO PURCHASE OEM BUSINESS

LINCOLNSHIRE, ILLINOIS, AUGUST 6, 1996 -- INTERNATIONAL JENSEN, INC. (NASDAQ:
IJIN) ("IJI") said today that the Special Committee of the Company's Board of Directors has determined not to accept the recent proposal from Emerson Radio Corp. to acquire Jensen's original equipment manufacturing (OEM) business.

     In a letter to Emerson, the Special Committee identified several reasons for rejecting the Emerson proposal. The Special Committee noted that if the Emerson proposal were accepted, the pending transaction with Recoton Corp. would be lost since Recoton has advised the Special Committee that it will not proceed with its proposed transaction if the OEM business is sold to Emerson. The Special Committee also stated that even if Recoton was willing to so proceed, Robert G. Shaw, who has entered into an agreement to purchase the OEM business through a company he controls, would not be willing to accept $8.90 per share for his shares of IJI (approximately 37% of the outstanding shares) if the OEM business were sold to another party. To reallocate the Recoton merger consideration to provide equal treatment for Mr. Shaw would result in a per share price to the public shareholders of IJI of less than $11 per share.

     The Special Committee further stated in its letter that if the Recoton merger is lost, IJI's shareholders would be left with only the multi-tiered Emerson merger proposal. Both Mr. Shaw and the William Blair Leveraged Capital Fund, the Company's second-largest shareholder (holding approximately 26% of the outstanding shares), have informed the Special Committee they would not be willing to accept the lesser amount for their shares offered in the Emerson proposal. The Special Committee believes Delaware law precludes it from recommending the transaction to shareholders under these conditions and even if it could recommend such a transaction it could not be accomplished over the objection of Mr. Shaw and William Blair Leveraged Capital Fund. Accordingly, the Special Committee noted that to consummate the Emerson proposal would require a reallocation of the merger consideration offered by Emerson to treat all shareholders equally, which would result in a per share price of less than $11 per share provided to the public shareholders in the Recoton transaction.

     In addition to these factors, the Special Committee also stated that its financial advisor advised it that Emerson's proposal to acquire the OEM business provides substantially less value to IJI and its shareholders than the value being provided by Mr. Shaw under the existing agreements, taking into account all consideration being provided, directly or indirectly.

     IJI also announced that Emerson had filed a Complaint on July 30, 1996 in the Court of Chancery of the State of Delaware against IJI and its directors, William Blair Leveraged Capital Fund and certain affiliates thereof, and Recoton Corp., seeking to enjoin the consummation of the Recoton merger, as well as the sale of the OEM business to Mr. Shaw. The Delaware Chancery Court has scheduled a hearing on a Motion for Preliminary Injunction by Emerson and by certain stockholders of IJI for August 15, 1996. IJI believes the Complaint and Motion for Preliminary Injunction are without basis in fact or law, and IJI intends to oppose the litigation vigorously.